World Funds Trust N-14/A

Exhibit 99.(14)(o)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment to Registration Statement on Form N-14 of our report dated February 28, 2025 relating to the financial statements and financial highlights of Altegris/AACA Opportunistic Real Estate Fund, appearing in the Annual Report on Form N-CSR of the Fund for the year ended December 31, 2024, and to the references to us under the headings “Independent Registered Public Accounting Firm” and “Appendix B – Financial Highlights of the Target Fund”, which are part of such Registration Statement.

Costa Mesa, California

August 27, 2025